UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): June 23, 2009

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On June 23, 2009, Unitil Corporation (“Unitil” or “Registrant”) issued a press release announcing that its underwriters exercised an over-allotment option to purchase an additional 300,000 shares of its common stock. Unitil granted the option to the underwriters in connection with its previously announced public offering of 2,400,000 shares, which priced on May 21, 2009 at a public offering price of $20.00 per share and closed on May 27, 2009. A copy of the press release is attached hereto as Exhibit 99.1.

The net proceeds of approximately $51.2 million (after payment of the underwriting discount, but excluding estimated offering expenses) from this public offering, including the over-allotment, were used (i) to repay the remaining portion outstanding under the bridge credit facility (approximately $39.1 million) that Unitil used to finance the acquisitions of Northern Utilities, Inc. and Granite State Gas Transmission, Inc., which closed on December 1, 2008, and the related costs and expenses and (ii) for other general corporate purposes.

The Common Stock was offered and sold pursuant to shelf registration statements on Form S-3 (File Nos. 333-152823 and 333-158537) filed with the U.S. Securities and Exchange Commission (the “Commission”). The terms of the Common Stock are set forth in the prospectus filed May 21, 2009 with the Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin Senior Vice President, Chief Financial Officer and Treasurer

Date: June 24, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 23, 2009.